EXHIBIT 99.2
John B. Sanfilippo and Son, Inc. Expands Voluntary Recall of Roasted Salted
Inshell Pistachios Due to Possible Health Risk
Contact for investors and media: Michael Valentine, CFO (847) 214-4509
FOR IMMEDIATE RELEASE — ELGIN, IL — April 1, 2009 — As a follow up to the voluntary recall of roasted shelled and inshell pistachios announced by Setton Pistachio of Terra Bella, Inc. on March 31, 2009, John B. Sanfilippo and Son, Inc. (Nasdaq: JBSS) announced today that it is expanding its voluntary recall of small packaged items of Roasted Salted Inshell Pistachios, which are listed below, as a precautionary measure because the product may be contaminated with Salmonella.
To date, the Company has not received any reports of illnesses in connection with the items listed below.
Consumers who have recently purchased the items listed below should not consume this product and should return it to the store of purchase for a full refund or replacement.
Salmonella can cause serious and sometimes fatal infections in young children, frail or elderly people and others with weakened immune systems. Healthy persons infected with Salmonella often experience fever, diarrhea (which may be bloody), nausea, vomiting and abdominal pain. In rare circumstances, infection with Salmonella can result in the organism getting into the bloodstream and producing more severe illnesses such as arterial infections (i.e., infected aneurysms), endocarditis and arthritis.
For more information, please visit the Centers for Disease Control and Prevention’s website at www.cdc.gov.
-more-

Item Description:
The following small packaged items have been sold under the Flavor Tree Brand exclusively in Whole Foods Market retail stores located in the following states: AL, AR, AZ, CA, CO, CT, DC, FL, GA, HI, IL, IN, KS, KY, LA, MA, MD, ME, MI, MN, MO, NC, NE, NJ, NM, NV, NY, OH, OK, OR, PA, RI, SC, TN, TX, UT, VA, WA AND WI.

JBSS
ITEM	UPC
CODE	NO.	BRAND	PRODUCT DESCRIPTION	UNIT WT.	UM	BEST BEFORE DATE
02727	0 72261 02727	Flavor Tree	Inshell Salted Pistachios	16.00	oz	BEST BEFORE 08 12 2009 HG1
02727	0 72261 02727	Flavor Tree	Inshell Salted Pistachios	16.00	oz	BEST BEFORE 10 16 2009 HG1
02727	0 72261 02727	Flavor Tree	Inshell Salted Pistachios	16.00	oz	BEST BEFORE 07 21 2009 HG1
Contact for Consumers:
Consumers or customers who have questions about the above recall may contact John B. Sanfilippo and Son, Inc. Customer Service toll-free at (800) 874-8734 Monday through Friday from 8:30 AM to 5:00 PM Central Daylight Time.
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